LANDWIN REIT, INC.

February 1, 2007

Dear Friend,

We have decided to amend our original offering of Landwin REIT, Inc. so that the minimum offering amount will be $10,000,000 (reduced from $50,000,000) so that we can all have our money invested in real estate sooner. In addition this gives us the opportunity to make other changes to the REIT which we believe will make it even more appealing to institutional investors.

To proceed, we have enclosed your original subscription payment plus the actual interest you earned while your money was in our REIT's Wells Fargo Escrow Account. Your original subscription is part of over $12,000,000 raised by our REIT, so if we all keep our returned funds available for re-investment back into our REIT, with the amended offering, the REIT would be immediately operational and could invest in real estate right away.

You can be assured that we are working diligently to prepare the amended Prospectus as soon as possible.

We thank you for sharing our vision for this REIT and we are honored to be able to make it available to you so that you too can participate in our commercial real estate investments.

As always, should you have any questions, please do not hesitate in contacting us at the number listed below.

Warmest Regards,

Marshall Reddick
CEO - Residential Division
Landwin REIT, Inc.

1340 E. Route 66, Suite 205 • Glendora, CA 91740 • Tel: 626.335.8606 • Fax: 626.335.8605